CONSULTING GROUP CAPITAL MARKETS FUNDS

January 21, 2016

Rutabaga Capital Management LLC

64 Broad Street, 3rd Floor

Boston, MA 02109

Attention: Peter C. Schliemann

Subject:	Consulting Group Capital Markets Funds Amendment to Investment Advisory Agreement

Dear Mr. Schliemann:

In connection with the Investment Advisory Agreement (the “Agreement”) dated October 28, 2009, and as amended from time to time, between Consulting Group Advisory Services LLC (the “Manager”) and Rutabaga Capital Management LLC (the “Adviser”) on behalf of the Consulting Group Capital Markets Funds and in addition to those terms and conditions stated therein, the Manager and Adviser agree to the following:

Effective as of February 22, 2016 (the “Effective Date”), Appendix A to the Agreement is hereby deleted and replaced in its entirety with the updated version of Appendix A attached hereto. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement, as amended hereby.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy.

THE MANAGER		THE ADVISER
CONSULTING GROUP ADVISORY SERVICES LLC		RUTABAGA CAPITAL MANAGEMENT LLC

By:	/s/ Robert Garcia	By:	/s/ Peter Schliemann
Name:	Robert Garcia	Name:	Peter Schliemann
Title:	Co-Chief Operating Officer	Title:	President